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                               Exhibit (11)(a)

           Computation of Fully Diluted Earnings Per Share (Unaudited)
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                                              Quarter Ended   Nine Months Ended
                                              September 30,     September 30,
                                             --------------   -----------------
(Amounts in millions except per share data)  1995     1994     1995     1994
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
EARNINGS
  Net earnings                                $  34   $  24    $  43    $  61
                                              =====   =====    =====    =====
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SHARES
  Weighted-average number of common shares
   outstanding                                 31.5    32.9     31.5     32.9

  Additional shares assuming conversion
   of stock options                              .2      .1       .2       .1
                                              -----   -----     -----   -----
  Fully diluted shares                         31.7    33.0      31.7    33.0
                                              =====   =====     =====   =====
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FULLY DILUTED EARNINGS PER SHARE

  Net earnings                                $1.06   $ .72      $1.35   $1.84
                                              =====   =====      =====   =====
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